Appendix A
to the Operating Expenses Limitation Agreement

(as amended on October 17, 2011 to add O’Shaughnessy Tactical Asset Allocation Fund)

Fund and Share Class	Operating Expense Limit
O’Shaughnessy All Cap Core Fund
Class A	1.24%
Class C	1.99%
Class I	0.99%
O’Shaughnessy Enhanced Dividend Fund
Class A	1.24%
Class C	1.99%
Class I	0.99%
O’Shaughnessy Global Equity Fund
Class A	1.44%
Class I	1.19%
O’Shaughnessy International Equity Fund
Class A	1.44%
Class I	1.19%
O’Shaughnessy Small/Mid Cap Growth Fund
Class A	1.44%
Class I	1.19%
O’Shaughnessy Tactical Asset Allocation Fund
Class A	1.44%
Class C	2.19%
Class I	1.19%

ADVISORS SERIES TRUST on behalf of the Funds listed on Schedule A	O’SHAUGHNESSY ASSET MANAGEMENT, LLC

By: /s/ Douglas G. Hess	By: /s/ Raymond Amoroso, III, Esq.
Name: Douglas G. Hess	Name: Raymond Amoroso, III, Esq.
Title: President	Title: Chief Compliance Officer